Investor Relations: Amy Wakeham IR@ integer.net 214.618.4978
FOR IMMEDIATE RELEASE	Media Relations: Kelly Butler kelly.butler@integer.net 214.618.4216

Gary Haire to Join Integer as Executive Vice President and Chief Financial Officer
~ Proven Executive Brings Strong Background in Financial and Operational Management ~

FRISCO, TEXAS, Feb. 27, 2017 – Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that Gary Haire is joining the Company and will be appointed Executive Vice President and Chief Financial Officer.

Mr. Haire has nearly 25 years of financial and operational experience as well as process improvement in both public and private companies, including extensive experience as a divisional chief financial officer with several large, multi-national companies. In addition, he has significant experience in the manufacturing and distribution industries having served in various roles of increasing responsibility with Tyco International and HJ Heinz.

“Gary’s demonstrated track record as a successful business leader and his hands on finance experience make him the perfect candidate to step into this important role on our management team to support our financial strategy and growth initiatives,” said Thomas J. Hook, Integer’s president and chief executive officer. “We welcome Gary to the Integer team and believe his strong operational experience as a CFO along with his manufacturing industry experience will benefit Integer and its shareholders.”

Mr. Haire is currently the chief financial officer of Rexel North America, a large business unit of Rexel, a public company based in France. In his role, Mr. Haire leads all finance, tax, and treasury operations for the division and has been with the company since 2014. From 2013 to 2014, he served as chief financial officer of Shale Inland Holdings, a privately owned, PE-backed company. From 1995 to 2003 and from 2003 to 2012, he held numerous financial leadership roles at HJ Heinz Company and Tyco International, respectively. Mr. Haire started his career with KPMG.

Mr. Haire graduated from Youngstown State University with a Bachelor of Science in Business Administration and received a Master of Business Administration from Duquesne University.

The Company previously announced the planned retirement of Michael Dinkins, executive vice president and chief financial officer. Mr. Dinkins last day with the Company will be in early March.

Tom Mazza, vice president, corporate controller and treasurer, will assume the additional role of interim chief financial officer until Mr. Haire joins the Company in early May. Mr. Mazza previously served as the company’s CFO from 2005 to 2012.

About Integer™
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.